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                                       UNITED STATES
			     SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			(Amendment No. ___________)*



		     GENIUS BRANDS INTERNATIONAL
		________________________________________
			(Name of Issuer)



			Common Stock, Warrants
		________________________________________
			(Title of Class of Securities)


				37229T301
		________________________________________
				(CUSIP Number)


			December 31, 2016	________________________________________
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ x]	Rule 13d-1(b)

[   ]	Rule 13d-1(c)

[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 37229T301	________________________________________

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1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Bard Associates, Inc.                               36-3452497

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2. 	Check the Appropriate Box if a Member of a Group (See Instructions)

		(a) /  /
		(b) /  /


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3.	SEC Use Only


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4.	Citizenship or Place of Organization

	Illinois

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Number of	5.	Sole Voting Power
Shares
Beneficially		66,668
Owned by		---------------------------------------------
Each Reporting	6.	Shared Voting Power
Person with
			0
			---------------------------------------------
		7.	Sole Dispositive Power

			923,051
			---------------------------------------------
		8.	Shared Dispositive Power

		        0
			---------------------------------------------

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9.	Aggregate Amount Beneficially Owned by Each Reporting Person

        923,051
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10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 	(See Instructions)  /   /


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11.	Percent of Class Represented by Amount in Row (9)

16.9%

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12.	Type of Reporting Person (See Instructions)

IA

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ITEM 1.
	(a)	Name of Issuer

		GENIUS BRANDS INTERNATIONAL
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	(b)	Address of Issuer's Principal Executive Offices

		301 NORTH CANON DRIVE
		SUITE 305
		BEVERLY HILLS, CA 90210

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ITEM 2.

	(a)	Name of Person Filing

		Bard Associates, Inc.
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	(b)	Address of Principal Business Office or, if none, Residence

		135 South LaSalle Street, Suite 3700
		Chicago, IL  60603

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	(c)	Citizenship

		United States
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	(d)	Title of Class of Securities

		Common Stock, Warrants
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	(e)	CUSIP Number

		37229T301
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ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
	240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE
	PERSON FILING IS A:

		(a)	/     / Broker or dealer registered under section 15 of
  			The Act (15 U.S.C. 78o).

		(b)	/    / Bank as defined in section 3(a)(6) of the Act
			(15 U.S.C. 78c).

		(c)	/    / Insurance company as deined in section 3(a)(19)
			Of the Act (15. U.S.C. 78c).

		(d)	/   / Investment company registered under section 8 of
			The Investment Company Act of 1940 (15 U.S.C. 80a-8).

		(e)	/ x / An investment adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E);

		(f)	/   / An employee benefit plan or endowment fund in
			accordance with Section 240.13d-1(b)(1)(ii)(F);

		(g)	/   / A parent holding company or control person in
		       accordance with Section 240.13d-1(b)(1)(1)(ii)(G);

		(h)	/   / A savings association as defined in Section 3(b)
			of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)	/   / A church plan that is excluded from the definition
			 of an Investment company under section 3(c)(14) of the Investment Company Act of 1940 (15. U.S.C. 80a-3);

		(j)	/   / Group, in accordance with Section
			240.13d-1(b)(1)(ii)(J).

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ITEM 4.	OWNERSHIP

	The amount beneficially owned set forth in Item 4(a) is comprised of 623,037 shares and 300,014 warrants.

	The information reported below in the Item 4 is as of February 10,2017. The percentage set forth in Item 4(b) is calculated based on the 3,990,349 shares of the Issuer's Common Stock outstanding as reported in the Issuer's Form 10-Q for the period ending September 30, 2016 filed November 14,2016, plus 1,170870 shares issued to exercise warrants per Form 8-K issued February 10, 2017 plus 300,014 warrants held by Bard.


		(a)	Amount beneficially owned:

		923,051

		(b)	Percent of Class

		16.9%

		(c) 	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote

			66,668
			-----------------------------------------------------
			(ii)	Shared power to vote or to direct the vote

			0
			------------------------------------------------------
			(iii)  Sole power to dispose or to direct the disposition of

			923,051
			-------------------------------------------------------
			(iv)  Shared power to dispose or to direct the disposition of

			0
			---------------------------------------------------------

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof The reporting person has ceased to be the beneficial owner of more than five
Percent of the class of securities, check the following   /    /.


ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
		ANOTHER PERSON


ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
	WHICH ACQUIRED THE SECURITY BEING REPORTED ON
	BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
	GROUP


ITEM 9.	NOTICE OF DISSOLUTION OF GROUP


ITEM 10.CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



					SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					02/14/2017
				--------------------------------------------
					Date

				/s/ Timothy B. Johnson
				----------------------------------------------
					Signature

				Timothy B. Johnson/ President
				-----------------------------------------------------
					Name/Title